                                                                 EXHIBIT 10.23

                                     LICENSE

        AGREEMENT made this 12th day of April 1996 (the "Effective Date") by and between Cambridge Biotech Corporation ("Cambridge"), a corporation organized and existing under the laws of the State of Delaware, debtor and debtor in possession, Case No. 94-43054-JFQ, United States Bankruptcy Court for the District of Massachusetts, Western Division, and having a place of business at 365 Plantation Street, Biotechnology Research Park, Worcester, MA 01605, U.S.A., and Calypte Biomedical Corporation ("Calypte"), a corporation organized and existing under the laws of the State of California, and having a place of business at 1440 Fourth Street, Berkeley, CA 94710, U.S.A.

                                   BACKGROUND

        In the course of research at New York University ("NYU"), certain inventions were made relating to the ability to detect antibodies to Human Immunodeficiency Virus in urine samples. NYU is the owner of these inventions, and has been granted two United States patents, numbered 4,885,966 and 5,122,446, entitled "Method for Detecting Antibodies to Human Immunodeficiency Virus". The patents were granted September 12, 1989, and June 16, 1992, respectively.

        Calypte is the exclusive, worldwide licensee of these inventions and the issued patent and pending patent applications by way of an exclusive license agreement from NYU and has the right to grant sublicenses thereunder, subject to the limitations set forth in the NYU agreement attached hereto as Exhibit A, for the making, using or selling of the inventions which have been disclosed and claimed in the issued patent and pending patent applications. This Agreement is subject and subordinate to the NYU Agreement attached hereto as Exhibit A and any conflicts between this Agreement and the NYU Agreement shall be resolved in favor of the interpretation and meaning set forth in the NYU Agreement.


                                    RECITALS

        WHEREAS, Calypte is the exclusive worldwide licensee of patents 4,865,966 and 5,122,446 and any reissues, renewals, divisions, continuations, continuations-in-part, substitutes, divisions or extensions thereof, related to the detection of antibodies to Human Immunodeficiency Virus ("HIV") using urine samples;

        WHEREAS, Cambridge manufactures and distributes a Western Blot Assay (as hereinafter defined) for the detection of human antibodies to a variety of HIV proteins and glycoproteins on nitrocellulose strips using serum and plasma; and

        WHEREAS, Cambridge desires to adapt its Western Blot Assay for use with urine samples, and to license Calypte's Licensed Processes (as hereinafter defined) and Licensed Patent Rights (as hereinafter defined) to enable it to manufacture and distribute the resulting Western Blot Assay in the Field of Use (as hereinafter defined) and to enable its customers to practice the Licensed Processes in the Field of Use.

        NOW, THEREFORE, and in consideration of the mutual covenants and undertaking set forth herein, the parties agree as follows:

        1.        DEFINITIONS

                  1.1 LICENSED PATENT RIGHTS shall mean U.S. Patents No. 4,865,966 and 5,122,446 issued September 12, 1989, and June 6, 1992, respectively, and any divisions, continuations, or continuations-in-part based thereon, and any patents which may issue therefrom and any reissues, re-examinations, or extensions thereof; and any and all foreign patents and patent applications corresponding to any of the foregoing patents and applications, as well as such other patents or patent applications listed in Exhibit B effective as of the date said patents or patent applications are granted or filed, as the case may be, and the inventions described or claimed therein.
                  1.2 FIELD OF USE shall mean only use in diagnostic applications and use for research purposes utilizing urine samples. The diagnostic field of use is limited to methods for detecting antibodies to HIV utilizing HIV lysates immobilized on nitrocellulose strips in a Western Blot format.

                  1.3 LICENSED PRODUCT(S) shall mean HIV diagnostic Western Blot finished goods covered by or made in accordance with LICENSED PATENT RIGHTS OR finished goods on which LICENSED PROCESSES are practiced. The term "finished goods" as used herein shall mean any and all products in any form for use by an end user.

                  1.4 LICENSED PROCESSES shall mean processes claimed or otherwise included in the LICENSED PATENT RIGHTS or using Calypte's proprietary know-how or other technical information and techniques disclosed by Calypte to Cambridge. For purposes of example only, and not by way of limitation LICENSED PROCESSES may include (1) services for providing a test result utilizing the methods of assay covered under the LICENSED PATENT RIGHTS, or (2) services for providing test results utilizing the LICENSED PRODUCTS.

                  1.5 NET SALES shall mean the amount invoiced by Cambridge on sales of LICENSED PRODUCTS and/or on sales of services utilizing LICENSED PROCESSES which amount shall not include:

                  (a) Amounts repaid or credited by reason of rejection or return;

                  (b) Shipping and handling charges, to the extent separately invoiced; and

                  (c) Taxes levied on either the Licensed Products or Licensed Processes, or other governmental charges assessed on the production, sale, transportation, delivery or use; provided, however, such taxes or charges are separately stated on purchase orders, invoices or other documents of sale and are clearly identifiable, and provided further that such taxes and charges are actually paid by or on behalf of Cambridge.

                  1.6 FIRST USE shall mean the date of the initial transfer by Cambridge of any LICENSED PRODUCTS to any third party or date of the first commercial application of the LICENSED PROCESSES, in each case in the Field of Use, whichever is earlier, in exchange for consideration of any kind to which value can reasonably be assigned for purposes of determining Net Sales.

                  1.7 EARNED ROYALTIES shall mean royalties paid or payable by Cambridge to Calypte calculated on the basis of NET SALES.

                  1.8 EFFECTIVE DATE shall mean the date first set forth above.

                  1.9 PRIME LICENSE shall mean the exclusive license agreement between NYU and Calypte, as amended, dated August 12, 1993.

                  1.10 CAMBRIDGE shall mean Cambridge Biotech Corporation, the Delaware corporation. An AFFILIATE of Cambridge shall mean any corporation or other business entity controlled by, controlling, or under common control with Cambridge. For this purpose, "control" shall mean direct or indirect beneficial or legal ownership of at least fifty percent (50%) interest in such corporation or business entity.

                  1.11 WESTERN BLOT OR WESTERN BLOT ASSAY shall mean the Cambridge HIV Western Blot which is FDA licensed as of the date of execution of this Agreement, and/or replacements or improved versions thereof. The Western Blot kit currently consists of nitrocellulose strips onto which HIV I lysate has been electrophoretically separated and immobilized plus the ancillary buffers, conjugates, chromagens and other materials customarily provided in the FDA licensed kit.

                  1.12 MASTER AGREEMENT shall mean that certain agreement dated April 12, 1996, by and between Cambridge and Calypte with respect to the development of a protocol and reagents for use or modification of the Serum Blot for purposes of confirming the results of the Screening Test using urine samples.

                  1.13 DISTRIBUTION AGREEMENT shall mean the distribution agreement which is Appendix 4 to the Master Agreement.

         2.       GRANT OF LICENSE

                  2.1 Subject to the terms and conditions of this Agreement and the Prime License, Calypte hereby grants to Cambridge an exclusive royalty bearing license, with no right to sublicense, to make, use, and sell LICENSED PRODUCTS and to practice the LICENSED PROCESSES under LICENSED PATENT RIGHTS in the FIELD OF USE throughout the patent and non-patent countries as listed in Exhibit C.

                  2.2 If and to the extent there are divisionals, continuations or continuation-in-part based on or relating to the LICENSED PATENT RIGHTS, and any patents which may issue therefrom and any reissues, re-examinations or extensions thereof, as well as any and all foreign patents and patent applications corresponding thereto or to the LICENSED PATENT RIGHTS, Calypte shall notify Cambridge of such developments and shall deliver an amended Exhibit B to Cambridge to reflect any such changes or additions to the LICENSED PATENT RIGHTS.

                  2.3 Notwithstanding any provisions to the contrary, end users of the Licensed Product shall have an implied license to practice the Licensed Processes in conjunction with their rendering of testing services related to the detection of antibodies to HIV using urine samples.

         3. ROYALTIES. In consideration of the rights granted hereunder, Cambridge shall make the following payments to Calypte when the same are due:

                  3.1 Cambridge shall pay to Calypte EARNED ROYALTIES of
[          *          ] ([ * ]%) on the NET SALES of all LICENSED PRODUCTS sold
by Cambridge for use in the FIELD OF USE to its customers and distributors
within the patent countries (Exhibit B) and [               *              ]
([ * ]%) within non-patent countries.

* Confidential portion has been omitted
  and filed separately with the Commission

                  3.2 Cambridge shall pay to Calypte EARNED ROYALTIES of
[   *   ] ([   *   ]%) calculated on NET SALES of all services utilizing
LICENSED PROCESSES sold by Cambridge.

                  3.3 Calypte and Cambridge recognize that the Western Blot Assay may be used by customers for use with samples other than urine, and agree that royalties shall be payable hereunder only with respect to sales of Western Blots used with urine samples. In view of the difficulty of determining the quantity of Western Blot Assays used with urine samples in any given royalty reporting period, the parties hereby agree to calculate quantities subject to royalties as follows:

                           (i) Calypte plans to sell a Urine Control Kit, as
                      defined in the Master Agreement, containing three 10 ml vials each of high positive, low positive and negative control. The parties estimate that, for each Urine Control Kit sold, approximately 270 Western Blot Assays (10 27-strip kits) will be run by customers. Calypte agrees to promptly report to Cambridge after the end of each calendar quarter, the number of Urine Control Kits sold, and for each Urine Control Kit sold, Cambridge shall pay a royalty on 10 Western Blot Assay kits (based on an average net selling price of all of its Western Blot Assays, calculated in accordance with Net Sales); provided, however, that (a) no royalty shall be due with respect to sales attributable to the first 50 Urine Control Kits sold by Calypte each calendar year; and (b) a royalty adjustment shall be made with respect to expired
                      Urine Control Kits with respect to which a royalty was previously paid. Calypte shall report to Cambridge, within 30 days after the end of each calendar year, the number of such expired Urine Control Kits in the inventory of its distributors and if known, its customers.

                           (ii) Either party may request a review of the above
                      method of calculating royalties by delivering notice on or before December 1 of any year. In such event, the parties shall negotiate in good faith a method or methods which adequately and reasonably approximate the number of Western Blot Assays used with urine samples. Such new method, if any, shall be effective for the following calendar year and

* Confidential portion has been omitted
  and filed separately with the Commission
                      thereafter unless changed in accordance with this section.

         4.       PAYMENTS AND REPORTS

                  4.1 Cambridge agrees to notify Calypte in writing within three
(3) business days after the date of the FIRST USE.

                  4.2 Beginning with the date of FIRST USE, Cambridge shall remit to Calypte EARNED ROYALTIES within thirty (30) days after the close of each calendar quarter, which is commonly known as the last day of March, June, September, and December or within thirty (30) days following receipt of Calypte's Urine Control Kit report, whichever is later. Any EARNED ROYALTIES not paid within the thirty (30) day time period shall be deemed past due royalties. Past due royalties shall bear interest at the rate of the lesser of [ *
    ] per annum or the maximum rate permitted by applicable law, which interest shall accrue commencing on the date the payment was originally scheduled to be paid and shall continue to accrue until paid in full.

                  4.3 Cambridge shall also prepare for each calendar quarter after the date of FIRST USE, a written report in form and substance acceptable to Calypte setting forth, among other things (1) the NET SALES and the EARNED ROYALTIES payable thereon, including a detailed listing of all LICENSED PRODUCTS sold and all deductions or exclusions from NET SALES, if any and (2) the NET SALES and the EARNED ROYALTIES payable thereon, including a detailed listing of the services provided utilizing LICENSED PROCESSES and of all deductions or exclusions from NET SALES. The reports required by this Agreement shall be certified by an officer of Cambridge to be correct to the best of Cambridge's knowledge and information.

                  4.4 All amounts payable to Calypte shall be in United States Dollars. In the event that any LICENSED PRODUCT or services utilizing LICENSED PROCESSES shall be sold for funds other than in United States Dollars the NET SALES of such product shall first be determined in the foreign funds and then converted into the equivalent United States Dollars at:

                      (a) The rate applicable to the transfer of funds arising from royalty payments as established by the exchange control authorities of the country of which such funds are the national currency, for the last business day of the accounting period for which payment is thus made; or

                      (b) If there is no rate so applicable, that the buying rate for such foreign funds as published by the Wall

* Confidential portion has been omitted
  and filed separately with the Commission

Street Journal on the last business day of such calendar accounting period.

         5.       BOOKS AND RECORDS

                  5.1 Cambridge shall keep complete and accurate books and records of all business activities relating to the subject matter of this Agreement including records of EARNED ROYALTIES on LICENSED PROCESSES and LICENSED PRODUCTS made, used, and sold under this Agreement for a period of at least three (3) years following a given reporting period. These books and records shall be available during normal business hours for inspection at the expense of Calypte by a representative selected by Calypte and reasonably acceptable to Cambridge, after providing ten days' prior written notice to Cambridge, for the sole purpose of verifying and authenticating reports and payments hereunder. The representative of Calypte shall disclose to Calypte only such financial information of Cambridge as necessary for Calypte to be assured of the accuracy of the reports submitted and payments made under this Agreement.

         6.       NOTICE

                  6.1 Any notice required by this Agreement shall be sent by registered or certified mail, postage prepaid, telex, facsimile, courier service or personal delivery at the addresses designated below or to another address as may be designated by written notice. Unless otherwise so specified, any notices given hereunder shall be effective as of the date of the date of dispatch.

For Calypte:                                For Cambridge:

Calypte Biomedical Corporation              Cambridge Biotech Corporation
1440 Fourth Street                          365 Plantation Street
Berkeley, CA 94710                          Worcester, MA 01605
Attn: President                             Attn: President

         7.       TERM AND TERMINATION

                  7.1 The term of this Agreement, unless sooner terminated as provided herein, shall extend from the EFFECTIVE DATE until the expiration of the last of the patents included in LICENSED PATENT RIGHTS.

                  7.2 Upon any breach of, or default under, this Agreement, Calypte may terminate this Agreement by giving ninety (90) days' written notice to Cambridge of such termination and identifying the nature of the breach or default; such termination shall take effect at the end of the ninety-day period, unless during such ninety-day period Cambridge cures such breach or default to Calypte's reasonable satisfaction. If the Master Agreement or the Distribution Agreement is terminated by Calypte for cause pursuant to the terms set forth therein, this Agreement shall automatically terminate concurrently with the termination of such other agreements. In the event the Distribution Agreement is terminated for any other reason (other than for cause by Calypte) or expires without renewal, the license granted under this Agreement shall become non-exclusive for the duration of the remaining term of this Agreement, subject to early termination as provided for hereunder. Furthermore, in the event this Agreement becomes non-exclusive as provided above, Calypte shall have no obligation to support or share in the cost of insurance as set forth in Section
12.14 nor shall it have any obligations whatsoever to share in the costs set forth in Section 4.3.5 of the Master Agreement relative to testing of Serum Blot. Upon notice of termination of this Agreement, Cambridge will immediately undertake such actions as may be required by the United States Food and Drug Administration to remove the urine application from Product labeling and report to Calypte a timeline for completion of same.

                  7.3 Cambridge has the right to terminate this Agreement by giving twenty-four (24) months, prior written notice to Calypte.

                  7.4 Termination of this Agreement shall not affect any rights or obligations accrued prior to the date of termination, including Cambridge's obligation to pay all EARNED ROYALTIES and Cambridge's obligation to indemnify Calypte, provided however, that Cambridge's obligation to indemnify Calypte shall extend for a period of ten (10) years after such termination. Upon termination of this Agreement, all unpaid EARNED ROYALTIES due to Calypte shall become due and payable upon delivery of the next quarterly report pursuant to section 4.3 hereof.

                  7.5 Waiver by Calypte of a single default or breach or a succession of defaults or breaches shall not deprive Calypte of any right to terminate this Agreement pursuant to the terms hereof upon the occurrence of any subsequent default or breach.

                  7.6 This Agreement shall automatically expire or terminate on the termination or expiration of the PRIME LICENSE, notwithstanding the fact that Calypte shall exert its best efforts to avoid termination of the Prime License for cause. In the event that the PRIME LICENSE is converted from an exclusive to a nonexclusive license, Cambridge may at its option extend the duration of this Agreement with Calypte on terms and conditions mutually agreeable to both parties.

         8.       NEGATION OF WARRANTIES AND INDEMNITY

                  8.1 Calypte makes no representations or warranties as to the validity or scope of any LICENSED PATENT RIGHTS.

                  8.2 Calypte makes no representations or warranties that the manufacture, use, sale or other disposal of the LICENSED PRODUCTS or the practice of the LICENSED PROCESSES is or will be free from infringement of patents of third parties.

                  8.3 Calypte's liability for any claim or demand by Cambridge shall be limited to and based solely on any material breach of representation or warranty as set forth therein. EXCEPT AS OTHERWISE SET FORTH HEREIN CALYPTE HEREBY DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. THE SOLE AND ENTIRE MAXIMUM LIABILITY FOR ANY AND ALL LOSS CLAIM, DAMAGE OR LIABILITY OF ANY KIND SHALL CONSIST OF REPLACEMENT OF THE LICENSED PRODUCT. IN NO EVENT SHALL CALYPTE BE LIABLE FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES. Cambridge shall make no statements, representations or warranties whatsoever to any third parties which are inconsistent with the above disclaimer.

                  8.4 Cambridge shall defend indemnity, and hold harmless Calypte and NYU, their directors, officers, employees and agents from and against any and all claims, demands, damages, losses and expenses of any nature, including attorney's fees, for but not limited to death, personal injury, illness, property damage or product liability arising from or in connection with any one or more of the following;

                      (a) the use by Cambridge of any method or process related to the LICENSED PATENT RIGHTS; or

                      (b) any use, sale or other disposition of any of the LICENSED PRODUCTS by Cambridge, or any statement. representation or warranty made by Cambridge with respect thereto; or

                      (C) the use of the LICENSED PRODUCTS or LICENSED PROCESSES by any person.

         Calypte shall reasonably cooperate with Cambridge in defending any such claim, provided Cambridge and/or its insurance carrier shall reimburse Calypte for all out of pocket expenses incurred in connection therewith. Calypte shall be entitled to receive information regarding the status of any such matter upon reasonable notice and shall be entitled to retain counsel on its own behalf and at its own expense to monitor the litigation or if Calypte is not satisfied with the defense provided by Cambridge for any reason. The rights and obligations of this paragraph shall survive termination or expiration of this Agreement. Cambridge shall have the exclusive right to control the defense of any such claim; provided, however, that Cambridge shall not settle any such claim without first consulting with Calypte.

         9.       LAWS AND REGULATIONS.

                  9.1 Cambridge shall comply with all foreign and United States federal, state, and local laws regulations, rules and orders applicable to the testing, production, transportation, packaging, labeling, sale and use of the LICENSED PRODUCTS and services utilizing LICENSED PROCESSES.

         10.      USE OF NAMES.

                  10.1 Cambridge shall not use the names "NYU," "New York University," the names of the inventors, or the name "Calypte Biomedical Corporation" or any other name or mark by which NYU or Calypte may be identified for any purpose without prior written consent obtained from the respective parties.

         11.      PATENT NOTICE.

                  11.1 Cambridge shall apply the patent marking notices required by the laws of the United States and relevant countries or as reasonably requested by Calypte.

         12.      MISCELLANEOUS PROVISIONS.

                  12.1 This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes and replaces all prior agreements, understandings, writings and discussions between the parties related to said subject matter.

                  12.2 This Agreement may be amended only by a written instrument executed by the parties.

                  12.3 Except as otherwise set forth herein, without prior written approval of Calypte, which approval shall not be unreasonably withheld, this Agreement may not be assigned or transferred, in whole or in part, by Cambridge to any other party However on a one-time-only basis, Cambridge shall be entitled to assign this license, but only under and pursuant to the following terms and conditions: (i) such assignment shall be made only to a business entity that acquires from Cambridge its entire diagnostics division and business; and (ii) Cambridge and

Cambridge's assignee shall execute an "Assignment Agreement" in the form satisfactory to NYU and a copy thereof shall be provided to NYU for review. In the event Cambridge only divests the Western Blot part but not all of its diagnostics division and business then Cambridge's right to assign shall be subject to Calypte's and NYU's approval, which approval shall not be unreasonably withheld.

                  12.4 This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

                  12.5 This Agreement shall be governed and construed and interpreted in accordance the laws of the State of California.

                  12.6 If any provision(s) of this Agreement are or become invalid, or ruled illegal by any court of competent jurisdiction, or are deemed unenforceable under then current applicable from time to time in effect during the term hereof, it is the intention of the parties that the remainder of this Agreement shall not be affected thereby. It is further the intention of the parties that, in lieu of each such provision which is invalid, illegal or unenforceable, there be substituted or added as part of this Agreement a provision which shall be as similar as possible in economic and business objectives as intended by the parties to such invalid, illegal or unenforceable provision.

                  12.7 In no event shall either party be liable to the other for any special, or incidental, or consequential, or indirect damages arising in any way out of this Agreement, however caused, and on any theory of liability. This limitation will apply even if the other party has been advised of the possibility of such damage.

                  12.8 This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

                  12.9 Cambridge agrees that immediately after the execution of this Agreement, Calypte may provide a copy of this Agreement to NYU for their review and consideration.

                  12.10 The parties hereto expressly agree that this Agreement is subject and subordinate to the Prime License and to the extent there are provisions set forth herein which are inconsistent or conflicting with the Prime License, then such provisions shall be revised so as to be non-conflicting and consistent with the proscription of the Prime License.

                  12.11 Cambridge hereby unconditionally agrees that it will not grant nor attempt to grant any sublicenses of any kind based on the rights granted hereunder.

                  12.12 Cambridge agrees to obtain and maintain insurance and to provide evidence thereof directly to NYU and Calypte and to indemnify NYU in the manner described below. Cambridge agrees that NYU is an intended third party beneficiary of this Agreement for the purpose of enforcing such indemnification and insurance provisions. NYU shall also have the right to audit Cambridge's records as they may relate to the subject matter of this Agreement at its own expense.

                  12.13 Cambridge shall indemnify, defend and hold harmless NYU and its trustees, officers, medical and professional staff, employees, students and agents and their respective successors, heirs and assigns (the "Indemnitees"), against any liability, damage, loss or expense (including reasonable attorneys' fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments arising out of the design, production, manufacture, sale, use in commerce or in human clinical trials, lease, or promotion by Cambridge of any Licensed Product, Licensed Process or service relating to or developed pursuant to this Agreement or the Prime License. Cambridge agrees at its own expense, to provide attorneys reasonably acceptable to NYU to defend against any actions brought or filed against any Indemnitee with respect to the subject of indemnity to which such Indemnitee is entitled under the Prime License, whether or not such actions are rightfully brought.

                  12.14 At such time as the Licensed Products or Licensed Processes are distributed or practiced, as the case may be, Cambridge shall procure and maintain policies of comprehensive general liability insurance in amounts not less than five million dollars (US $5,000,000) per incident and five million dollars (US $5,000,000) annual aggregate and naming the Indemnitees and Calypte as additional insureds. Such comprehensive general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for Cambridge's indemnification under the section above. The minimum amounts of insurance coverage required under this section shall not be construed to create a limit of Cambridge's liability with respect to its indemnification of Indemnitees under the sections indicated above. Cambridge shall provide Calypte and NYU with written evidence of such insurance upon request. Cambridge shall provide NYU and Calypte with written notice at least ninety (90) days prior to the cancellation, non-renewal or material change in such insurance. If Cambridge does not obtain replacement insurance providing comparable coverage within ninety (90) days of such average termination, Calypte may terminate this Agreement. Cambridge shall maintain such comprehensive general liability insurance during the period that any product, process or service is being commercially distributed or sold pursuant to this Agreement, and for a period of seven (7) years after the termination or expiration of this Agreement. Calypte and Cambridge shall share any additional insurance premium cost on a 50/50 basis as a direct result of increasing the coverage for the Licensed Products or Licensed Processes from Cambridge's existing policy limit to the $5,000,000 limit set forth above.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed.


Calypte Biomedical Corporation             Cambridge Biotech Corporation



By:   /s/ Jack Davis                       By:
      ----------------------------               ---------------------------
Name:     Jack Davis                       Name:
      ----------------------------               ---------------------------
Title: President & CEO                     Title: President & CEO
      ----------------------------               ---------------------------

                                   EXHIBIT A

                                   NYU/CALYPTE

                                LICENSE AGREEMENT

         This Agreement, effective as of Aug. 12th, 1993 (the "Effective Date"), is by and between:

         NEW YORK UNIVERSITY (hereinafter "NYU"), a corporation organized and existing under the laws of the State of New York and having a place of business at 70 Washington Square South, New York, New York 10012

                                       AND

         CALYPTE BIOMEDICAL CORPORATION (hereinafter "CORPORATION"), a corporation organized and existing under the laws of the State of California having its principal office at 1440 Fourth Street, Berkeley, California 94710.

                                    RECITALS

         WHEREAS, NYU is the owner of certain inventions relating to the detection of antibodies to human immunodeficiency virus (HIV) in urine, all as more particularly described in the NYU Patents (as hereinafter defined);

         WHEREAS, CORPORATION is engaged in the research, development, manufacture, sale, use and distribution of products for the detection of antibodies to HIV in urine; and

         WHEREAS, subject to the terms and conditions hereinafter set forth, NYU is willing to grant to CORPORATION and CORPORATION is willing to accept from NYU the License (as hereinafter defined).

         NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereto hereby agree as follows:

1.    Definitions.

      Whenever used in this Agreement, the following terms shall have the following meanings:

      a. "Calendar Year" shall mean any consecutive period of twelve months commencing on the first day of January of any year.

      b. "Combination Product" shall mean a product containing Licensed Product(s) combined or bundled with other non-Licensed Product(s) in a single package.

      c. "Corporation Entity" shall mean any company or other legal entity which controls, or is controlled by, or is under common control with, CORPORATION; control means the holding of fifty and one tenth percent (50.1%) or more of (i) the capital stock and/or (ii) the voting rights and/or (iii) the right to elect or appoint directors.

      d. "HORL" shall mean Home Office Reference Laboratory. Inc., a corporation organized and existing under the laws of the State of Delaware, having its principal offices at 10310 West 84th Terrace, Lenexa, Kansas 66214, and shall include HORL Corporation Entities (as such term is defined in the NYU-HORL Agreement). The "NYU-HORL Agreement" shall mean the agreement between NYU and HORL dated November 15, 1989 and amended in April 1992 with respect to the practice of NYU Patents for use in testing for insurance purposes, a copy of which agreement and amendment, with financial terms redacted, is annexed hereto as Appendix III.

      e. "License" shall mean the exclusive worldwide license under the NYU Patents (as hereinafter defined) to make, have made, use, sell or otherwise distribute the Licensed Products (as hereinafter defined), during the term of this Agreement.

      f. "Licensed Product(s)" shall mean any product for the analysis of a human urine sample of an individual to assay HIV antibodies in urine covered by one or more Valid Claims (as hereinafter defined) of the NYU Patents.

      g. "Net Sales" shall mean the total amount received in connection with sales of the Licensed Products and/or performance of Tests and/or Confirmatory Tests (as hereinafter defined), after deduction of all the following to the extent applicable:

                  i) all trade, case and quantity credits, discounts, refunds or rebates;

                  ii)      allowances or credits for returns;


                  iii)     sales commissions; and

                  iv)      sales taxes (including value-added tax).

      h. "NYU Patents" shall mean U.S. patents and patent applications (including U.S. Patent No. 4,865,966, issued on September 12, 1989, and U.S. Patent No. 5,122,446, issued on June 16, 1992), and foreign counterpart patent applications and patents thereto; owned, assigned or assignable to NYU, and any reissues, renewals, divisions, continuations, continuations-in-part, substitutes, divisions or extensions thereof, and pending applications therefor, including those identified in annexed Appendix I and forming an integral part hereof. which are related to the detection of antibodies to HIV in urine.

      i.     "NYU Scientist" shall mean Dr. Alvin Friedman-Kien of NYU.

      j. "Sublicensee" shall mean any third party to whom a sublicense is granted by CORPORATION as described in Section 5.c. below.

      k. "Test" shall mean a test of a human urine sample to assay HIV antibodies and which is covered by one or more Valid Claims (as hereinafter defined) of the NYU Patents. "Confirmatory Test" shall mean a Test (as defined in this subsection) used to verify a result obtained by using a Licensed Product.

      1. "Valid Claim" shall mean a claim of an issued NYU Patent which has not expired, lapsed, become abandoned or dedicated to the public or been declared or rendered invalid or unenforceable by reason of reissue, reexamination, disclaimer or final judgment by a court of competent jurisdiction or administrative agency from which no appeal can be or is taken.

2.    Effective Date.

      This Agreement shall be effective as of the Effective Date and shall remain in full force and effect until it expires or is terminated in accordance with its provisions.

3.    Title.

      Subject to the terms and conditions of this Agreement, it is hereby agreed that all right, title and interest, in and to the NYU Patents, vests solely in NYU.

4.    Patents and Patent Applications.

      a.     CORPORATION shall, simultaneously with the signing of this
             Agreement pay NYU the sum of [         *         ] dollars
             (U.S.$ [    *    ]), being the amount of all costs and fees
             incurred by NYU up to the Effective Date in connection with the NYU Patents.

      b. All applications and proceedings with respect to the NYU Patents after the Effective Date shall be prosecuted and maintained by NYU at the expense of CORPORATION. Against the submission of detailed quarterly invoices, CORPORATION shall reimburse NYU for all reasonable out of pocket costs and fees incurred by NYU during the term of this Agreement, in connection with the drafting, filing, maintenance, prosecution, and issuance of the NYU Patents. Such reimbursable costs and fees shall not include NYU overhead charges and/or internal costs. NYU shall not be entitled to reimbursement for patent filing, prosecution and maintenance expenses in excess of ten thousand dollars. (U.S. $10,000) per year with respect to the NYU Patents unless NYU has obtained the prior written consent of CORPORATION to such expenses. In the event CORPORATION refuses to consent to such expenditures on a particular patent or patent application, NYU shall be free to pursue patent protection with respect to that particular patent or application at NYU's expense and all rights to that patent or application shall revert to NYU and CORPORATION shall have no right to make, use, sell, manufacture or have manufactured products which are covered by a Valid Claim

* Confidential portion has been omitted
  and filed separately with the Commission
             of such patent or application. However, CORPORATION's License under this Agreement shall continue with respect to all other NYU Patents.

      c. CORPORATION shall have the right to approve and comment on the strategy and prosecution of the NYU Patents. NYU shall not abandon any NYU Patents without first consulting with CORPORATION and obtaining CORPORATION's consent for such abandonment unless abandonment is in favor of a subsequent patent application claiming the subject matter of the proposed abandoned application and the patentability of the subject matter is not negatively affected. Both parties agree to cooperate with each other regarding the NYU Patents, and NYU agrees to use its best efforts to obtain and maintain the NYU Patents.

      d. Nothing herein contained shall be deemed to be a warranty by NYU that

                  i) NYU can or will be able to obtain any patent or patents on any patent application or applications in the NYU Patents or any portion thereof, or that any of the NYU Patents will afford adequate or commercially worthwhile protection, or

                  ii) that the manufacture, use, or sale of any Licensed Product will not infringe any patent(s) of a third party.

5.    Grant of License.

      a. Subject to the terms and conditions hereinafter set forth, NYU hereby grants to CORPORATION and CORPORATION hereby accepts from NYU the License as defined in Section 1.e.

      b. The License granted to CORPORATION in Section 5.a. hereto shall remain in force, if not previously terminated under the terms of this Agreement, until the expiration date of the last to expire of the NYU Patents.

      c. CORPORATION shall be entitled to grant sublicenses under the License to a Corporation Entity or to other third parties. All sublicenses shall only be granted by CORPORATION under a written agreement, copies of which shall be provided by CORPORATION to NYU and HORL as soon as practicable after the signing thereof. Each sublicense granted by CORPORATION hereunder shall be subject and subordinate to the terms and conditions of this Agreement and shall contain (inter-alia) the following provisions:

             (1) the sublicense shall expire automatically on the termination of the License;

             (2)  the sublicense shall not be assignable, in whole or in part:

             (3)  the Sublicensee shall not grant further sublicenses;

             (4) the sublicense agreement shall include i) an obligation by the Sublicensee to obtain and maintain insurance and to provide evidence thereof to NYU and to indemnify NYU as described in Sections 12 and 13 of this Agreement and the sublicense agreement shall state that NYU is an intended third party beneficiary of such sublicense agreement for the purposes of enforcing such indemnification and insurance provisions, and ii) the text of Section 15.b. and 15.d. of this Agreement, applicable to Sublicensee, and shall state that HORL is an intended third party beneficiary of such sublicense agreement for the purpose of enforcing such provisions for so long as Section 15 is applicable to this Agreement.

             (5) the breach by any Sublicensee of its obligations to CORPORATION shall not be deemed a breach by CORPORATION and such breach shall not, in any way, affect CORPORATION's rights and obligations under this Agreement. However, in the event of a material breach (including without limitation, a failure to pay royalties due) by a Sublicensee, CORPORATION shall promptly notify NYU of the breach and either promptly terminate the sublicense agreement or shall continue to be obligated for payment to NYU of all royalties due from the Sublicensee.

             (6) the right of NYU to audit Sublicensee's records at its own expense.

6.    Payments for License.

      a. In consideration for the grant and during the term of the License, CORPORATION shall pay to NYU:

             (1) on the Effective Date, a non-refundable, non-creditable (except as provided in Section 11.j.) license issue fee of
                  [   *   ] dollars (U.S. $[   *   ]);
                  and

             (2) a royalty of [ * ] percent ([ * ]%) of the Net Sales of Licensed Product(s) by CORPORATION, Corporation Entity and Sublicensees in any country in which the Licensed Product is covered by a Valid Claim(s); and

             (3) a royalty of [ * ] percent ([ * ]%) of the Net Sales for each Test and Confirmatory Test by CORPORATION, Corporation Entity, and Sublicensees in any country in which the Test or Confirmatory Test is covered by a Valid Claim; and

             (4)  a royalty of [   *   ] percent ([   *   ]%) of Net Sales of
                  Licensed Products by CORPORATION, Corporation Entity or Sublicensees in any country in which an NYU Patent has not issued if such Licensed Product was manufactured in a country in which the Licensed Product is covered by a Valid Claim(s).

             (5) If more than one of the royalty rates should be applicable to any transaction or to any Licensed Product, only a single royalty shall be due and that royalty shall be computed at the highest applicable rate. No royalties shall be due upon sales of Licensed Products to and between Corporation Entities or Sublicensee(s) for further sale; provided, however, that royalties with respect to such sales shall be payable upon a sale of such Licensed Products to any person or entity that is not either a Corporation Entity or a Sublicensee.

* Confidential portion has been omitted
  and filed separately with the Commission

             (6) If Licensed Product is sold as a Combination Product, then the Net Sales attributable to such Licensed Product shall be based upon the ratio of the list price for the Licensed Product to the combined list prices of the Licensed Product and the other non-Licensed Product(s); provided that where there is no list price for a component of the Combination Product, the parties agree to negotiate the appropriate ratio in good faith. If CORPORATION desires to sell a Combination Product for which there is no list price for components, CORPORATION shall notify NYU and commence such negotiations in good faith. In such case, CORPORATION shall have no right to sell such Combination Product until and unless NYU and CORPORATION shall have concluded a written agreement with respect to the ratio of royalties to be paid by CORPORATION with respect to such Combination Product(s).

      b. For the purpose of computing the royalties due to NYU hereunder, the year shall be divided into four quarters ending on March 31, June 30, September 30 and December 31. Not later than sixty (60) days after the end of each quarter in each Calendar Year during the term of the License, CORPORATION shall submit to NYU a full and detailed report of payments due NYU under the terms of this Agreement for the preceding quarter year (hereinafter "the Quarterly Report"), setting forth the Net Sales and all royalties or other consideration upon which such payments are computed and including at least

                  i)       total sales of Licensed Products;

                  ii) the deductions permitted under subsection 1.g. to arrive at Net Sales of Licensed Products;

                  iii) total amount received with respect to Tests and Confirmatory Tests;

                  iv) the deductions permitted under subsection 1.g. to arrive at Net Sales of Tests and Confirmatory Tests; and

                  v) the royalty computations on Licensed Products, Tests and Confirmatory Tests.

      The Quarterly Report shall separately state the total Net Sales, Tests and Confirmatory Tests of CORPORATION, Corporation Entity and Sublicensees with respect to Net Sales, Tests and Confirmatory Tests to persons or entities engaged in testing for insurance purposes.

      If no royalties or other payments are due, a statement shall be sent to NYU stating such fact. Payment of the full amount of any royalties or other payments due to NYU for the preceding quarter year shall accompany each Quarterly Report. CORPORATION shall keep for a period of at least three (3) years after the date of entry, full, accurate and complete books and records consistent with sound business and accounting practices and in such form and in such detail as to enable the determination of the amounts due to NYU from CORPORATION pursuant to the terms of this Agreement.

      As part of CORPORATION's normal annual audit or a special audit if sooner, the payments and Quarterly Reports will be verified for accuracy. In the event a correction needs to be made regarding the payment and/or Report, CORPORATION will make the appropriate payment and send NYU a new Report within sixty (60) days.

c. On reasonable notice and during regular business hours, NYU or the authorized representative of NYU shall each have the right to inspect the books of accounts, records and other relevant documentation of CORPORATION or of Corporation Entity and of Sublicensees insofar as they relate to the production, marketing and sale of the Licensed Products or Tests, in order to ascertain or verify the amount of royalties and other payments due to NYU hereunder, and the accuracy of the information provided to NYU in the aforementioned reports. This inspection shall be at NYU's expense, provided, however, that all information received as a result of the inspection shall be maintained in confidence by NYU and its representatives; provided, however, that NYU shall have the right to use such information to enforce the terms of this Agreement. NYU's right to inspect must be exercised within three (3) years of NYU's receipt of the Report which NYU desires to verify. In the event an audit conducted by NYU demonstrates amounts due to NYU in excess of ten percent (10%) of the total amount paid to NYU with respect to any Calendar Year, CORPORATION shall reimburse NYU for the expenses of NYU's audit.

      d. Beginning on January 1, 1994 and continuing thereafter until this Agreement shall terminate or expire. CORPORATION agrees that if the total amounts paid to NYU under subsection 6.a. hereof do not amount
            to [     *     ] dollars (U.S.$ [     *     ]) in the 1994 Calendar
            Year, [      *      ] dollars (U.S.$ [      *      ]) in the 1995
            Calendar Year [       *       ] (U.S.$ [       *       ]) in the
            1996 Calendar Year and [     *     ] dollars (U.S.$ [     *     ])
            [ * ] dollars (U.S.$ [ * ]) in the 1997 Calendar Year and each Calendar Year thereafter, CORPORATION will pay to NYU within ninety
            (90) days after the end of each such Calendar Year, as additional royalty, the difference between the amount of the total royalties paid to NYU by CORPORATION in such Calendar Year and the amount stated herein with respect to such Calendar Year (hereinafter Minimum Annual Royalty), failing which NYU shall have the right, upon written notice to CORPORATION, to convert the License to a non-exclusive license, having the same royalty rates as in Section 6.a. In the event the License has been converted to a non-exclusive license, CORPORATION shall no longer be obligated to pay the Minimum Annual Royalty of this subsection.

7.    Method of Payment.

      Royalties and any other payments due to NYU hereunder shall be paid to NYU in United States dollars. Any such royalties on or other payments relating to transactions in a foreign currency shall be

* Confidential portion has been omitted
  and filed separately with the Commission converted into United States dollars based on the conversion rate for the particular currency as listed In the Wall Street Journal on the last business day of the quarter for which such royalty or other payment is due. If restrictions on the transfer of currency exist in any country such as to prevent CORPORATION from making payments in the United States or in U.S. dollars, CORPORATION shall make payments due in such country In local currency and/or deposit such payments in a local bank designated by NYU.

8.    Development and Commercialization

      a. CORPORATION agrees that It is developing at least one Licensed Product(s), and will pursue reasonable activities necessary in order to attempt to obtain the approval of the Food and Drug Administration (FDA) or other appropriate authority, for the production, use and sale of the Licensed Product(s) by CORPORATION or its Corporate Entity.

      b. CORPORATION undertakes to begin the regular commercial production, use and sale of the Licensed Products In good faith and as soon as practicable, subject to FDA or other governmental agency license or approval.

9.    NYU's "March-in" Rights and Obligations.

      a. During the period commencing upon the Effective Date and continuing for forty (40) months thereafter, CORPORATION shall have no obligation to grant sublicenses under the License. Following such initial 40-month period, CORPORATION undertakes to negotiate and grant a sublicense under the License to any interested party and in the event CORPORATION has not granted a sublicense to said interested party after a six-month period of good faith negotiations with such party, NYU shall have "march-in" rights to grant a non-exclusive license in and to the NYU Patents directly to such third party. In the event NYU grants a non-exclusive license with the interested party which contains terms more favorable than those under Section 6.a.(2)-(4) of this Agreement, NYU agrees that this Agreement shall be deemed appropriately amended to provide such terms to CORPORATION and its Sublicensees, effective immediately upon execution of the non-exclusive license. Therefore, CORPORATION and its Sublicensees shall have most favored licensee status.

b. In the event NYU grants a non-exclusive license pursuant to this Section 9, NYU shall provide CORPORATION with a copy of the license agreement and
      pay to CORPORATION [      *      ] percent ([      *      ]%) of any
      monetary consideration (including royalties on Net Sales) received by NYU under the terms of, or as a consideration for the grant of, a non-exclusive license of any rights in and to the NYU Patents. Such non-exclusive license shall be in writing, shall not be assignable in whole or in part and shall not include the right to grant sublicenses under the non-exclusive license. Such non-exclusive license shall contain terms substantially identical to Section 15 of this Agreement, for so long as


* Confidential portion has been omitted
  and filed separately with the Commission

      Section 15 is applicable to this Agreement. A breach by the non-exclusive licensee of its obligations shall not be deemed a breach by NYU and such breach shall not, in any way, affect NYU's rights and obligations under this Agreement. However, in the event the non-exclusive licensee fails to pay royalties due to NYU, and in which CORPORATION shares pursuant to this Section, NYU shall notify CORPORATION and if requested by CORPORATION, NYU shall promptly terminate the non-exclusive license agreement. In the event the non-exclusive licensee grants sublicenses in breach of the non-exclusive license with NYU and CORPORATION demonstrates conclusively to NYU that such sublicensing has occurred, NYU shall promptly terminate the nonexclusive license agreement.

c.    For the purpose of computing the payments due to CORPORATION under this
      Section 9, the year shall be divided into four quarters ending on March 31, June 30, September 30 and December 31. Not later than sixty (60) days after the end of each quarter in each Calendar Year during the term of the non-exclusive license, NYU shall submit to CORPORATION a full and detailed report of payments due CORPORATION under the terms of the non-exclusive license for the preceding quarter year, setting forth the payments due to CORPORATION, setting forth the net sales and/or lump sum payments and all other royalties or consideration upon which such payments are computed and including at least the total sales of product, the deductions permitted to arrive at the net sales and the royalty computations.

      If no royalties or other payments are due, a statement shall be sent to CORPORATION stating such fact. Payment of the full amount due to CORPORATION for the preceding quarter year shall accompany each report. NYU shall keep for a period of at least three (3) years after the date of entry, full, accurate and complete books and records consistent with sound business and accounting practices and in such form and in such detail as to enable the determination of the amounts due to CORPORATION from NYU pursuant to the terms of this Agreement. As part of NYU's normal annual audit, the payments and reports will be verified for accuracy. In the event a correction needs to be made regarding the payment and/or report, NYU will make the appropriate payment and send CORPORATION a new report within sixty (60) days.

d. On reasonable notice and during regular business hours, CORPORATION or the authorized representative of CORPORATION shall each have the right to inspect the books of accounts, records and other relevant documentation of NYU insofar as they relate to revenues from the non-exclusive license, in order to ascertain or verify the amount of royalties and other payments due to CORPORATION hereunder, and the accuracy of the information provided to CORPORATION in the aforementioned reports. This inspection shall be at CORPORATION's expense, provided, however, that all information received as a result of the inspection shall be maintained in confidence by CORPORATION and its representatives; provided, however that CORPORATION shall have the right to use such information to enforce the terms of this Agreement. CORPORATION's right to inspect must be exercised within three (3) years of CORPORATION's receipt of the report which CORPORATION desires to verify. In the event an audit conducted by CORPORATION demonstrates amounts due to CORPORATION in excess of five percent (5%) of the total amount paid to CORPORATION with respect to any Calendar Year, NYU shall reimburse CORPORATION for the expenses of CORPORATION'S audit.

      e. Payments due to CORPORATION shall be paid to CORPORATION in United States dollars. Any payments relating to transactions in a foreign currency shall be converted into United States dollars based on the conversion rate for the particular currency as listed in the Wall Street Journal on the last business day of the quarter for which payment is due. If restrictions on the transfer of currency exist in any country such as to prevent NYU from making payments in the United States or in U.S. dollars, NYU shall make payments due in such country in local currency and/or deposit such payments in a local bank designated by CORPORATION.

10.   Defense of NYU Patent.

      a. NYU has disclosed to CORPORATION that Abbott Laboratories, Inc. (hereinafter "Abbott") has asserted a claim of ownership rights with respect to the NYU Patents as contained in correspondence and documents in Appendix II annexed hereto and made an integral part of this Agreement. Throughout the term of this Agreement,

      NYU shall notify CORPORATION in writing within ten (10) business days every time NYU and/or the NYU Scientist is contacted by or contacts (orally or in writing) Abbott regarding the claim of ownership rights with respect to the NYU Patent(s). NYU also shall provide copies to CORPORATION of any correspondence it or the NYU Scientist receives or has received from Abbott. or sends or has sent to Abbott in this regard within ten (10) business days of receiving or sending.

b.    Upon the Effective Date, CORPORATION shall pay to NYU the sum of [
              *         ] dollars (U.S.$ [        *        ]) to be held by NYU
      in a special interest-bearing account and expended only for out-of-pocket legal defense fees and costs in the event that a third party asserts a claim with respect to the ownership and/or validity of the NYU Patents ("the Legal Defense Fund"). NYU shall not expend the Legal Defense Fund (including the accumulated interest) for any purpose except for reasonable out-of-pocket legal defense fees and costs for six (6) years after the first sale of Licensed Product or after the initiation of a lawsuit by the third party, provided such lawsuit is initiated during such six-year period, whichever is later. In the event that the Legal Defense Fund is not expended during such period, the Legal Defense Fund shall be the property of NYU without restriction; however, any accumulated interest will be the property of CORPORATION without restriction. In the event the Legal Defense Fund (including the accumulated interest) is exhausted, NYU shall have no further obligation to CORPORATION

* Confidential portion has been omitted
  and filed separately with the Commission with respect to defense against such ownership and/or validity of lawsuit except as provided under Section 11. NYU shall not settle such ownership and/or validity lawsuit without providing CORPORATION with written notice at least thirty (30) days in advance of the settlement. In the event NYU decides to settle such lawsuit, it shall not assign its entire ownership rights of NYU Patents to a third party as part of the settlement without CORPORATION's prior written approval.

c. Any expenses incurred by CORPORATION or NYU in conjunction with the prosecution of any suit or the settlement thereof relating to a third party assertion of a claim with respect to the ownership and/or validity of the NYU Patents shall be first paid for from the Legal Defense Fund (including the accumulated interest), provided such lawsuit is initiated during the six (6) year period described in Section 10.b.

11.   Infringement of NYU Patent.

a. In the event a party to this Agreement acquires information that a third party is infringing one or more of the NYU Patents, the party acquiring such information shall promptly notify the other party to the Agreement in writing of such infringement.

b. In the event of an infringement of an NYU Patent. CORPORATION shall have an exclusive right (but not the obligation) to bring suit against the infringer for a period of six (6) months after acquiring information that a third party is infringing; provided, however, that CORPORATION shall not have the right to bring suit against HORL or a HORL Corporation Entity or any third party which has been granted immunity from claims of infringement of the NYU Patents for the sole purpose of providing Test kits exclusively for HORL or for HORL Corporation Entities during the term of the NYU-HORL Agreement. (This protection against an infringement action shall not apply if the third party, which has been granted immunity, itself sells Test kits or provides Test kits to any entity other than to HORL and HORL Corporation Entities.) Should CORPORATION elect to bring suit against an infringer and NYU is joined as a party plaintiff in any such suit, NYU shall have the right to approve the counsel selected by CORPORATION to represent CORPORATION and NYU, which approval shall not be unreasonably withheld. The expenses of such suit or suits that CORPORATION elects to bring, including any reasonable out-of-pocket expenses of NYU incurred in conjunction with the prosecution of such suit or the settlement thereof, shall be paid for entirely by CORPORATION and CORPORATION shall hold NYU free, clear and harmless from and against any and all costs of such litigation, including attorneys' fees.

c. In the event CORPORATION exercises the right to sue herein conferred, it shall have the right to first reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including attorneys' fees, necessarily involved in the prosecution of any such suit, and if after such reimbursement, any funds shall remain from said recovery, CORPORATION shall promptly pay to NYU an amount equal to five percent (5%) of such remainder and CORPORATION shall be entitled to receive and retain the balance of the remainder of such recovery.

d. In the event CORPORATION does not bring suit by the end of the six (6) month period described in b. above, NYU shall have the right (but not the obligation) to bring suit, after written notice to CORPORATION of its intention. If CORPORATION is joined as a party plaintiff in any such suit, CORPORATION shall have the right to approve the counsel selected by NYU to represent NYU and CORPORATION, which approval shall not be unreasonably withheld. The expenses of such suit or suits that NYU elects to bring, including any reasonable out-of-pocket expenses of CORPORATION incurred in conjunction with the prosecution of such suit or the settlement thereof, shall be paid for entirely by NYU and NYU shall hold CORPORATION free, clear and harmless from and against any and all costs of such litigation, including attorneys' fees.

e. In the event NYU exercises the right to sue herein conferred, it shall have the right to first reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including attorneys' fees, necessarily involved in the prosecution of any such suit, and if after such reimbursement, any funds shall remain from said recovery, NYU shall pay CORPORATION an amount equal to five percent (5%) of such remainder and NYU shall be entitled to receive and retain the balance of the remainder of such recovery.

f. CORPORATION shall not have the right to grant cross-license(s) to a third party in settlement of any infringement action, except with the consent of NYU, and provided that the following conditions are satisfied:

      1) NYU is consulted beforehand and is reasonably satisfied that the third party has a legal position or right which does, or could, limit CORPORATION's ability to market or to make, have made, sell or distribute Licensed Products;

      2) The rights received by CORPORATION under such agreement cover only Licensed Products and are not directed to other products;

      3) NYU incurs no financial or legal liabilities under such agreement, and the terms of such agreement would not cause NYU to be subject to a claim of breach under the NYU-HORL Agreement; and

      4)    NYU shall receive royalties in accordance with the provisions of
            Section 6.a. with respect to Licensed Products, Tests and Confirmatory Tests by such cross-licensee.

g. In any suit with respect to the NYU Patents, the parties shall cooperate fully, and upon the request and at the expense of the party bringing suit, the other party shall make available to the party bringing suit all records, papers, information, samples, specimens, individuals and the like which may be relevant.

h. Each party shall always have the right to be represented by counsel of its own selection and at its own expense in any suit for infringement of the NYU Patents instituted by the other party to this Agreement under the terms hereof.

i. In the event a court of competent jurisdiction determines in a final judgment from which no further appeal can or has been taken that a claim of one or more NYU Patents is invalid or unenforceable, no further payment with respect to Licensed Products covered by said NYU Patent(s) shall be due or owing hereunder and CORPORATION and HORL shall have a paid-up license as to the affected NYU Patent(s).

j. In the event a court of competent jurisdiction determines in a final judgment from which no further appeal can or has been taken that NYU co-owns one or more NYU Patents with a third party, or if there is a settlement approved by NYU to such effect, this Agreement and the License granted hereunder shall remain in effect; however, CORPORATION shall be
      credited in the amount of [       *        ] ($[        *        ]) with
      respect to future royalties as of the date of such final court determination or settlement and shall be immediately relieved from CORPORATION's obligation to pay NYU Minimum Annual Royalties.


* Confidential portion has been omitted
  and filed separately with the Commission

      k. In the event a court of competent jurisdiction determines in a final judgement that NYU does not own one or more NYU Patents, or if there is a settlement approved by NYU to such effect, no further payment with respect to Licensed Products covered by said patent(s) shall be due or owing hereunder.

12.   Liability and Indemnification.

      a. CORPORATION shall indemnify, defend and hold harmless NYU and its trustees, officers, medical and professional staff, employees, students and agents and their respective successors, heirs and assigns (the "Indemnitees"), against any liability, damage, loss or expense (including reasonable attorneys' fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments arising out of the design, production, manufacture, sale, use in commerce or in human clinical trials, lease, or promotion by CORPORATION or by a Sublicensee, Corporation Entity or agent of CORPORATION of any Licensed Product, process or service relating to, or developed pursuant to, this Agreement.

      b. CORPORATION's indemnification obligation under this Section 12 shall not apply to any liability, damage, loss or expense to the extent that it is attributable to the negligent activities or willful misconduct of any such Indemnitee.

      c. CORPORATION agrees, at its own expense, to provide attorneys reasonably acceptable to NYU to defend against any actions brought or filed against any Indemnitee with respect to the subject of indemnity to which such Indemnitee is entitled hereunder, whether or not such actions are rightfully brought.

13.   Security for Indemnification.

      a. At such time as any Licensed Product, process or service relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by CORPORATION or by a Corporation Entity, Sublicensee or agent of CORPORATION, CORPORATION shall at its sole cost and expense, procure and maintain policies of comprehensive general liability insurance in amounts not less than five million dollars (U.S. $5,000,000.00) per incident and five million dollars (U.S. $5,000,000.00) annual aggregate and naming the Indemnitees as additional insureds. Such comprehensive general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for CORPORATION's indemnification under Section 12 of this Agreement. If CORPORATION elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of two hundred fifty thousand dollars (U.S. $250,000) annual aggregate) such self-insurance program must be approved by NYU, which approval shall not be unreasonably withheld. The minimum amounts of insurance coverage required under this Section 13 shall not be construed to create a limit of CORPORATION's liability with respect to its indemnification under Section 12 of this Agreement.

b. CORPORATION shall provide NYU with written evidence of such insurance upon request of NYU. CORPORATION shall provide NYU with written notice at least ninety (90) days prior to the cancellation, non-renewal or material change in such insurance, where possible, or ten (10) business days after CORPORATION receives notice of such from the insurance company; if CORPORATION does not obtain replacement insurance providing comparable coverage within ninety (90) days of notification, NYU shall have the right to terminate this Agreement according to the provisions of this Agreement.

c. CORPORATION shall maintain such comprehensive general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any product, process or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by CORPORATION, Corporation Entity, a Sublicensee or agent of CORPORATION and
      (ii) a reasonable period after the period referred to in c.(i) above which in no event shall be less than seven (7) years after the term of this Agreement.

14.   Expiry and Termination.

      a. Unless earlier terminated pursuant to this Section 14 hereof, this Agreement shall expire on the expiration of the period of the License as set forth in Section 5.b. above.

      b. At any time prior to expiration of this Agreement, either party may terminate this Agreement forthwith for cause, as "cause" is described below, by giving written notice to the other party. Cause for termination by one party of this Agreement shall be deemed to exist if the other party materially breaches or defaults in the performance or observance of any of the provisions of this Agreement and such breach or default is not cured within ninety (90) days or, in the case of failure to pay any amounts due hereunder, thirty (30) days (unless otherwise specified herein) after the giving of notice by the other party specifying such breach or default, or if either NYU or CORPORATION or Corporation Entity discontinues its business.

      c. Any amount payable hereunder by one of the parties to the other, which has not been paid by the date on which such payment is due, shall bear interest from such date until the date on which such payment is made, at the rate of one percent (1%) per annum in excess of the prime rate prevailing at the Citibank, N.A., in New York, during the period of arrears and such amount and the interest thereon may be set off against any amount due, whether in terms of this Agreement or otherwise, to the party in default by any non-defaulting party.

      d.    CORPORATION may terminate this Agreement without cause upon thirty
            (30) days' written notice to NYU. CORPORATION may, after the effective date of such termination, sell some or all Licensed Products CORPORATION has in inventory at the date of termination, provided it pays royalty thereon under Section 6.a. of this Agreement.

      e. Upon termination of this Agreement for any reason and prior to expiration as set forth in Section 14.a. hereof, all rights in and to the NYU Patents shall revert to NYU, and CORPORATION shall not be entitled to make any further use whatsoever of the NYU Patents.

      f. Termination of this Agreement shall not relieve either party of any obligation to the other party incurred prior to such termination. In the event of termination during a Calendar Year for which Minimum Annual Royalties would be due to NYU pursuant to Section 6.d., CORPORATION shall pay such Minimum Annual Royalties on a pro rata basis for such year.

      g. Sections 3, 10, 12, 13, 14, 19 and 20 hereof shall survive and remain in full force and effect after any termination, cancellation or expiration of this Agreement.

15.   NYU's and CORPORATION's Agreements with respect to HORL.

      a. The provisions of this Agreement are subject to the provisions of the NYU-HORL Agreement, as defined in Section 1.d. hereof. The provisions of this Section 15 shall be in effect until such time as the NYU-HORL Agreement expires or is terminated. During the time the NYU-HORL Agreement is in effect, NYU agrees to provide to CORPORATION with any further revisions or amendments (with financial terms redacted) to the NYU-HORL Agreement within ten (10) business days of their execution and to provide to CORPORATION any information regarding the NYU-HORL Agreement or relationship which alters or affects CORPORATION's or NYU's obligations under the present NYU-CORPORATION Agreement also within ten (10) business days of NYU's knowledge of the information. If a revision or amendment to the NYU-HORL Agreement would alter or affect CORPORATION's or NYU's obligation under this Agreement, then CORPORATION must provide its prior written consent to such revision or amendment which consent shall not be unreasonably withheld.

b. CORPORATION, Corporation Entity and Sublicensees shall offer to HORL Licensed Products to perform Tests on terms no less favorable than said Licensed Products are supplied to any other person or entity performing testing for insurance purposes; provided, however, HORL shall not be obligated to purchase said Licensed Products from CORPORATION, Corporation Entity or Sublicensee but shall be free to purchase said Licensed Products from a third party.

c. NYU shall have the right to provide to HORL copies of Quarterly and Annual Reports and other information which may be obtained by NYU pursuant to
      Section 6.b-d., provided that HORL has agreed in writing to maintain such Reports and information in confidence and not to disclose them to any third party except for the purposes of enforcing HORL's rights pursuant to the NYU-HORL Agreement, this Agreement, or both.

d. So long as the NYU-HORL Agreement is in effect, CORPORATION, Corporation Entity and Sublicensees shall not bring any suit for infringement of the NYU Patents against HORL or against a third party which has been granted immunity from claims of infringement of the NYU Patents for the sole purpose of providing Test kits exclusively for HORL and HORL Corporation Entities pursuant to Section 5.c. of the NYU-HORL Agreement. CORPORATION, Corporation Entity and Sublicensees shall be permitted to bring suit for infringement of the NYU Patents against a third party which has been granted immunity if the third party sells Test kits or provides Test kits to any entity other than to HORL or HORL Corporation Entities.

e. In the event HORL purchases Test kits from a third party to which immunity from claims of infringement of the NYU Patents is granted pursuant to
      Section 5.c. of the NYU-HORL Agreement. NYU shall pay CORPORATION
      [         *         ] ([         *         ]%) of any royalties and
      payments received by NYU pursuant to Section 6.a.(2) of the NYU-HORL Agreement with respect to Tests performed using such Test kits. NYU shall provide CORPORATION with the HORL Agreement payment schedule. The immunity contract to the third party shall not grant further immunity to other parties. A breach by the third party of its obligations shall not be deemed a breach by NYU of this Agreement and such breach shall not, in any way, affect NYU's rights and obligations under this Agreement. However,


* Confidential portion has been omitted
  and filed separately with the Commission in the event that such third party sells Test kits to any party except HORL and/or HORL Corporation Entities in commercial quantities and CORPORATION demonstrates conclusively to NYU that such sales have occurred, NYU shall notify such third party that it is in breach of the Immunity and shall demand cure, failing which, NYU shall promptly terminate the immunity contract.

f.    For the purpose of computing the payments due to CORPORATION under this
      Section 15, the year shall be divided into four quarters ending on March 31, June 30, September 30 and December 31. Not later than sixty (60) days after the end of each quarter in each Calendar Year during the term of the third party immunity contract, NYU shall submit to CORPORATION a full and detailed report of payments due CORPORATION under the terms of the contract for the preceding quarter year, setting forth the payments due to CORPORATION, setting forth the net sales and/or lump sum payments and all other royalties or consideration upon which such payments are computed and including at least the total sales of product, the deductions permitted to arrive at the net sales and the royalty computations.

g. If no royalty or other payments are due, a statement shall be sent to CORPORATION stating such fact. Payment of the full amount due to CORPORATION for the preceding quarter year shall accompany each report. NYU shall keep for a period of at least three (3) years after the date of entry, full accurate and complete books and records consistent with sound business and accounting practices and in such form and in such detail as to enable the determination of the amount due to CORPORATION from NYU pursuant to the terms of this Agreement. As part of NYU's normal annual audit, the payments and reports will be verified for accuracy. In the event a correction needs to be made regarding the payment and/or report, NYU will make the appropriate payment and send CORPORATION a new Report within sixty (60) days.

h. On reasonable notice an during regular business hours, CORPORATION or the authorized representative of CORPORATION shall each have the right to inspect the books of accounts, records and other relevant documentation of NYU insofar as they relate to revenues from the third party immunity contract, in order to ascertain or verify the amount of royalties and other payments due to CORPORATION hereunder, and the accuracy of the information provided to CORPORATION in the aforementioned reports. This inspection shall be at CORPORATION's expense, provided, however, that all information received as a result of the inspection shall be maintained in confidence by CORPORATION and its representatives; provided, however that CORPORATION shall have the right to use such information to enforce the terms of this Agreement. CORPORATION's right to inspect must be exercised within three (3) years of CORPORATION's receipt of the report which CORPORATION desires to verify. In the event an audit conducted by CORPORATION demonstrates amounts due to CORPORATION in excess of ten percent (10%) of the total amount paid to CORPORATION with respect to any Calendar Year, NYU shall reimburse CORPORATION for the expenses of CORPORATION's audit.

            Payments due to CORPORATION shall be paid to CORPORATION in United States dollars. Any payments relating to transactions in a foreign currency shall be converted into United States dollars based on the conversion rate for the particular currency as listed in the Wall Street Journal on the last business day of the quarter for which payment is due. If restrictions on the transfer of currency exist in any country such as to prevent NYU from making payments in the United States or in U.S. dollars, NYU shall make payments due in such country in local currency and/or deposit such payments in a local bank designated by CORPORATION.

      i. CORPORATION shall not perform Tests for insurance screening purposes except that CORPORATION and/or Corporation Entity may perform Confirmatory Tests.

      j. HORL is an intended third party beneficiary of this Agreement for the purpose of enforcing this Section 15.

16.   Representations and Warranties by CORPORATION.

      CORPORATION hereby represents and warrants to NYU as follows:

      (1) CORPORATION is a corporation duly organized, validly existing and in good standing under the laws of the State of California. CORPORATION has been granted all requisite power and authority to carry on its business and to own and operate its properties and assets. The execution, delivery and performance of this Agreement have been duly authorized by the Board of Directors of CORPORATION,

      (2) There is no pending or, to CORPORATION's knowledge, threatened litigation involving CORPORATION which would have any effect on this Agreement or on CORPORATION's ability to perform its obligations hereunder; and

      (3) There is no indenture, contract, or agreement to which CORPORATION is a party or by which CORPORATION is bound which prohibits or would prohibit the execution and delivery by CORPORATION of this Agreement or the performance or observance by CORPORATION of any term or condition of this Agreement.

17.   Representations and Warranties by NYU.

      NYU hereby represents and warrants to CORPORATION as follows:

      (1) NYU is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. NYU has been granted all requisite power and authority to carry on its business and to own and operate its properties and assets. The execution, delivery and performance of this Agreement have been duly authorized by the Board of Trustees of NYU:

      (2) There is no pending or, to NYU's knowledge, threatened litigation involving NYU which would have any effect on this Agreement or on NYU's ability to perform its obligations hereunder;

      (3) There is no indenture, contract, or agreement to which NYU and/or the NYU Scientist is a party or by which NYU and the NYU Scientist is bound which prohibits or would prohibit the execution and delivery by NYU of this Agreement or the performance or observance by NYU of any term or condition of this Agreement; and

      (4)   Subject to the claim of ownership rights by Abbott as set forth in
            Section 1O.a. hereof and subject to the rights of HORL as set forth in Section 15. hereof, NYU is the owner of the entire right, title, and interest in and to NYU Patents and has the sole right to grant licenses under such NYU Patents; and NYU has not granted licenses thereunder to any other person or entity except as set forth in
            Section 15 of this Agreement.

18.   No Assignment.

      Neither CORPORATION nor NYU shall have the right to assign. delegate or transfer at any time to any party, in whole or in part, any or all of the rights, duties and interest herein granted without first obtaining the written consent of the other to such assignment, which consent shall not be unreasonably withheld. However, CORPORATION shall have the right to assign, delegate or transfer at any time, in whole or in part, any or all of the rights, duties and interest herein granted to a Corporation Entity provided written notice is given promptly to NYU and Corporation Entity undertakes in writing to perform all the obligations of CORPORATION pursuant to this Agreement.

19.   Use of Name.

      Without the prior written consent of the other party which consent shall not be unreasonably withheld in accordance with the business practices and policies of the party whose consent is sought, neither CORPORATION nor NYU shall use the name of the other party or any adaptation thereof or of any staff member, employee or student of the other party, including without limitation, in any product labeling, advertising or sales literature. However, in the event that disclosure is in connection with any public or private offering, is in connection with a lawsuit settlement involving NYU and/or Joint Inventions, is in conjunction with any application for regulatory approval, or is required by law, either party can make factual statements concerning this Agreement or file copies of this Agreement so long as the other party has an opportunity to review and comment on the statements. The comment period shall be ten (10) working days from the receipt of the statements unless the parties agree to an extension. Except as provided herein, neither NYU nor CORPORATION will issue public announcements about this Agreement.

20.   Confidentiality.

      Except to the extent expressly authorized in this Agreement, the parties agree that, for the term of this Agreement plus six (6) years thereafter. the receiving party of written information marked confidential by the providing party, shall keep it confidential and shall not publish, use, or otherwise disclose it except to the extent the receiving party can establish that such information:

      1. was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure by the providing party;

      2. was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party;

      3. became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement; or

      4. was subsequently lawfully disclosed to the receiving party by a third party.

      Each party may disclose the other's information to the extent such disclosure is reasonably necessary in prosecuting or defending patents and litigation, complying with applicable governmental regulations and laws, conducting clinical trials, or negotiating with potential sublicensees.

21.   Miscellaneous.

      a. In carrying out this Agreement the parties shall comply with all applicable local, state and federal laws and regulations.

      b. If any provision of this Agreement is determined to be invalid or void, the remaining provisions shall remain in effect.

      c. This Agreement shall be deemed to have been made in the State of New York and shall be governed and interpreted in all respects under the laws of the State of New York.

      d. Any dispute arising under this Agreement shall be resolved in an action in the courts of New York State or the federal courts located in New York State, and the parties hereby consent to personal jurisdiction of such courts in any such action.

      e. All payments or notices required or permitted to be given under this Agreement shall be given in writing and shall be effective when either personally delivered or deposited, postage prepaid, in the United States registered or certified mail, addressed as follows:

                  To NYU:     New York University Medical Center
                              550 First Avenue
                              New York, NY 10016

                              Attention:  Isaac T. Kohlberg
                                          Vice President for
                                          Industrial Liaison

                                          and

                              Office of Legal Counsel
                              New York University
                              Bobst Library
                              70 Washington Square South
                              New York, NY 10012

                              Attention:  Annette B. Johnson, Esq.
                                          Associate General Counsel


            To CORPORATION:   Calypte Biomedical Corporation
                              1440 Fourth Street
                              Berkeley, California 94710

                              Attention: David J. Robison, Ph.D.
                                         President and
                                         Chief Executive Officer

            or such other address or addresses as either party may hereafter specify by written notice to the other. Such notices and communications shall be deemed effective on the date of delivery or fourteen (14) days after having been sent by registered or certified mail, whichever is earlier.

      f. This Agreement (and the annexed Appendices) constitute the entire Agreement between the parties with respect to the subject matter contained herein and no variation, modification or waiver of any of the terms or conditions hereof shall be deemed valid unless made in writing and signed by both parties hereto. This Agreement supersedes any and all prior agreements or understandings with respect to the subject matter contained herein, whether oral or written, between CORPORATION and NYU.

      g. No waiver by either party of any non-performance or violation by the other party of any of the covenants, obligations or agreements of such other party hereunder shall be deemed to be a waiver of any subsequent violation or non-performance of the same or any other covenant, agreement or obligation, nor shall forbearance by any party be deemed to be a waiver by such party of its rights or remedies with respect to such violation or non-performance.

      h. The descriptive headings contained in this Agreement are included for convenience and reference only and shall not be held to expand, modify or aid in the interpretation, construction or meaning of this Agreement.

      i. It is not the intent of the parties to create a partnership or joint venture or to assume partnership responsibility or liability. The obligations of the parties shall be limited to those set out herein and such obligations shall be several and not joint.

      j. In the event of a delay caused by inclement weather, fire, flood, strike, or other labor dispute, act of God, act of governmental officials or agencies, or any other cause beyond the control of either party, such party shall be excused from performance hereunder for the period of time attributable to such delay.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date and year first above written.

                                            NEW YORK UNIVERSITY



                                            By: /s/ Isaac T. Kohlberg
                                                -------------------------------
                                                Isaac T. Kohlberg

                                                Vice President for
                                         Title: Industrial Liaison
                                                -------------------------------

                                          Date: Aug. 10th, 1993
                                                -------------------------------



                                                CALYPTE BIOMEDICAL CORPORATION

                                            By: /s/ David J. Robison
                                                -------------------------------

                                         Title: President and CEO
                                                -------------------------------

                                          Date: Aug. 12, 1993
                                                -------------------------------

                                                                     APPENDIX I



                                  U.S. PATENTS


Method for Detecting Antibodies to Human Immunodeficiency Virus
                                                           Patent No: 4,865,966
                                                           Granted: 9/12/89

Method for Detecting Antibodies to Human Immunodeficiency Virus
                                                           Patent No: 5,122,446
                                                           Granted: 6/16/92


                        FOREIGN PATENTS AND APPLICATIONS



COUNTRY                  SERIAL NO.                STATUS         PATENT NO.
- -------                  ----------                ------         ----------
Australia                17182/88                  Issued         617671
Canada                   564,232                   Pending
Japan                    504037/88                 Pending
Nigeria                  59/88                     Issued         RP10207
South Korea              7016/88                   Pending
Sri Lanka                9968                      Issued         9968

                                    EXHIBIT B
                             LICENSED PATENT RIGHTS

"Method for Detecting Antibodies to Human Immunodeficiency Virus" United States Patent Nos. 4,865,966 and 5,122,446, and any divisions, continuations, or continuations-in-part based thereon, and any patents which may issues therefrom and any reissues, re-examinations or extensions therefor; and any and all foreign patents and patent applications corresponding to any of the foregoing patents and applications.

                                    EXHIBIT C
                         PATENT AND NON-PATENT COUNTRIES

Patent Countries:

United States
Australia
Nigeria
Sri Lanka
Canada (if serial no. 564,232 issues)
Japan (if serial no. 504037/88 issues)
South Korea (if serial no. 7016/88 issues)

Non-Patent Countries:

All countries in the world which are not Patent Countries